EXHIBIT 4.1

THIS SECURITY AND THE SECURITIES FOR WHICH THIS SECURITY IS EXCERCISABLE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

September 28, 2026

WARRANT TO PURCHASE

COMMON STOCK

OF

ONAR HOLDING CORPORATION

Company:	ONAR Holding Corporation, a Nevada corporation
Number of shares:	[●]
Class or Series:	Common Stock
Issue Date:	September 28, 2026
Expiration Date:	Five years after the Issue Date, or September 28, 2031

Warrant No. 2026-[●]

THIS CERTIFIES THAT, for good and valuable consideration, the Purchaser identified on the applicable signature page to the Purchase Agreement, or its permitted assigns (the “Holder”), at any time and from time to time prior to the Expiration Date as stated above, is entitled to purchase from ONAR Holding Corporation, a Nevada corporation (the “Company”) fully paid and non-assessable Exercise Shares (subject to adjustment as provided herein) at the Exercise Price, subject to the terms and conditions set forth in this Warrant.

1. DEFINITIONS.As used herein, the following terms shall have the following respective meanings:

(a) “Board” shall mean the Company’s board of directors.

(b) “COI” means the Certificate of Incorporation of the Company, as such may be amended, modified or restated from time to time.

(c) “Conversion Price” means the Conversion Price as defined in the Purchase Agreement.

(d) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Exchange Agreements” means the agreements pursuant to which existing indebtedness may be exchanged or rolled into Exchange Notes (as defined in the Purchase Agreement) issued pursuant to the financing contemplated by the Purchase Agreement.

(g) “Exempt Issuance” shall have the meaning set forth in the Purchase Agreement.

(h) “Exercise Price” means 125% of the Conversion Price, as determined pursuant to the Purchase Agreement. On the twelve (12) month anniversary of the Issue Date, the Exercise Price shall automatically reset to 125% of the Market Price then in effect, provided that in no event shall the Exercise Price be reduced below the Floor Price.

(i) “Exercise Shares” shall mean [425,495,424] shares of Common Stock issuable upon exercise of this Warrant. The number of Exercise Shares shall be reduced by one (1) Exercise Share for every two (2) Incentive Shares issued to the Holder pursuant to the Transaction Documents. The number of Exercise Shares shall be subject only to adjustment pursuant to Section 3.1 (Share Reorganization), Section 3.2 (Capital Reorganization), the Incentive Share adjustment set forth herein and other customary adjustments for stock splits, stock dividends, combinations, recapitalizations and similar transactions.

(j) “Fair Market Value” of one Exercise Share shall be equal to the amount to which one share of Common Stock is entitled in such sale of the Company, giving effect to the Exercise Shares as if this Warrant had been exercised prior to such sale of the Company.

(k) “Floor Price” shall mean, notwithstanding anything to the contrary contained in this Warrant, in no event shall the Exercise Price be adjusted (subject to adjustment for any forward or reverse stock splits, stock dividends, combinations, recapitalizations and similar events) below (i) the Minimum Price as of the execution date of this Warrant, unless an alternative exception applies, and (ii) the minimum bid price per share required for the Common Stock to achieve initial listing on the Nasdaq Capital Market as set forth in Nasdaq Rule 5505(a)(1)(A), and to maintain such listing on the Nasdaq Capital Market as set forth in Nasdaq Rule 5550(a)(2).

(l) “Incentive Shares” shall have the meaning set forth in the Purchase Agreement.

(m) “Lead Investors” means ADI Funding Corp., Yield Point NY LLC and M2B Funding Corp.; provided that any approval, consent, waiver, amendment, direction or other action of the Lead Investors under any Transaction Document shall require the written consent of all three Lead Investors.

(n) “Market Price” shall have the meaning set forth in the Purchase Agreement.

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(o) “Minimum Price” (as defined by Nasdaq Listing Rule 5635(d)(1)(A)) is the lower of (i) the Official Closing Price (as reflected on Nasdaq.com) immediately preceding the execution of this Warrant, or (ii) the average Official Closing Price of the Common Stock for the five (5) Trading Days immediately preceding the execution of this Warrant (or, in the event the Common Stock is not yet listed on the Nasdaq Capital Market as of the date hereof, the lower of (x) the last reported closing bid price on the OTC market on the Trading Day immediately preceding the date of this Warrant, and (y) the average of the last reported closing bid prices on the OTC market for the five (5) Trading Days immediately preceding the date of this Warrant).

(p) “Nasdaq Uplist” means once the Company has received Nasdaq’s approval of the Company’s application to list its Common Stock on The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (collectively, “Nasdaq”) and the date on which the Company’s Common Stock commences trading on the Nasdaq. At the Company’s election, “Nasdaq” could mean for purposes of this Agreement and the other Transaction Documents, a comparable national securities exchange, such as the NYSE American LLC.

(q) “Notes” means the senior secured convertible notes due eighteen (18) months from issuance issued by the Company pursuant to the Purchase Agreement, including any notes issued in connection with additional closings and any notes issued pursuant to the Exchange Agreements.

(r) “Options” means any rights, warrants or options to subscribe for or purchase share of Common Stock or Convertible Securities.

(s) “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision, agency or instrumentality.

(t) “Principal Market” means the principal Trading Market on which the Common Stock is then listed or quoted.

(u) “Purchase Agreement” means the Securities Purchase Agreement dated September 28, 2026 among the Company and the Purchasers party thereto.

(v) “Purchasers” means the purchasers party to the Purchase Agreement.

(w) “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of September 28, 2026 by and among the Company and the Purchasers party thereto.

(x) “Securities Act” the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(y) “Trading Day” means a day on which the principal Trading Market is open for trading.

(z) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQX or OTCQB (or any successors to any of the foregoing).

(aa) “Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

(bb) “Warrant” means this Warrant to Purchase shares of Common Stock of the Company.

(cc) “Warrant Coverage” shall have the meaning set forth in the Purchase Agreement.

(dd) “Warrant Shares” means the share of Common Stock issuable upon exercise of this Warrant.

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2.EXERCISE OF WARRANT AND EXPIRATION

2.1 Exercise. The rights represented by this Warrant may be immediately exercised in whole or in part at any time prior to the Expiration Date, by delivering to the Company the following:

(a) an executed Notice of Exercise in the form attached hereto; and

(b) payment of the Exercise Price in cash or by check, or by wire transfer of immediately available funds to an account designated by the Company; or Cashless Exercise in the event the shares of Common Stock are not registered (pursuant to Section 2.2 below).

The Person in whose name any Exercise Shares are to be issued shall be deemed to become the holder of record of such Exercise Shares on the date which this Warrant is surrendered and payment of the Exercise Price is received.

The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

2.2 Cashless Exercise. If the shares of Common Stock are not registered, the Holder may elect to exercise this Warrant on a cashless basis, by canceling a portion of this Warrant in payment of the Exercise Price payable in respect of the number of Exercise Shares purchased upon such exercise (such exercise, a “Cashless Exercise”). In the event of an exercise pursuant to this Section 2.2, the number of Exercise Shares issued to the Holder shall be determined according to the following formula:

X = Y(A-B) / A

Where:	X = the number of Exercise Shares that shall be issued to the Holder;

Y = the number of Exercise Shares for which this Warrant is being exercised (which shall include both the number of Exercise Shares issued to the Holder and the number of Exercise Shares subject to the portion of the Warrant being cancelled in payment of the Exercise Price);

A = the Fair Market Value of one Exercise Share; and

B = the Exercise Price.

2.3 Delivery of Certificate. Within one (1) Trading Day after Holder exercises this Warrant in the manner set forth in Section 2.1 or 2.2 above, if Exercise Shares are then certificated by the Company, the Company shall deliver to Holder a certificate representing the Exercise Shares issued to Holder upon such exercise. If the Exercise Shares are not then certificated by the Company, the Company will deliver to Holder such evidence of the issuance of such Exercise Shares to Holder as required or permitted under the COI or, if there be none, such evidence as Holder may reasonably request.

2.4 Expiration. This Warrant expires, and shall become null and void, upon the Expiration Date. To the extent that the Holder has not exercised this Warrant (in whole or in part) on or before the Expiration Date, the Warrant shall be automatically exercised on a cashless basis.

2.5 Registration Rights. The Exercise Shares shall constitute “Registrable Securities” under the Registration Rights Agreement and shall be entitled to all rights and benefits afforded thereby, subject to the limitations and conditions contained therein.

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3. ADJUSTMENTS.

3.1 Share Reorganization. If the Company shall subdivide its outstanding shares into a greater number of shares or consolidate its outstanding shares into a smaller number of shares (any such event being herein called a “Share Reorganization”), then the number of Exercise Shares shall be adjusted, effective immediately after the effective date of such Share Reorganization, to a number determined by multiplying the number of Exercise Shares immediately prior to such effective date by a fraction, the numerator of which shall be the Common Stock outstanding on such effective date after giving effect to such Share Reorganization and the denominator of which shall be the number of shares of Common Stock outstanding before giving effect to such Share Reorganization.

3.2 Capital Reorganization. If there shall be any consolidation or merger to which the Company is a party, other than a consolidation or a merger of which the Company is the continuing entity and which does not result in any reclassification of, or change (other than a Share Reorganization) in, outstanding shares, or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety, or any recapitalization of the Company (any such event being called a “Capital Reorganization”), then, effective upon the effective date of such Capital Reorganization, the Holder shall no longer have the right to purchase shares, but shall have instead the right to purchase, upon exercise of this Warrant, the kind and amount of securities and property (including cash) which the Holder would have owned or have been entitled to receive pursuant to such Capital Reorganization if the Warrant had been exercised immediately prior to the effective date of such Capital Reorganization.

3.3 Notice of Adjustment. The Company shall notify the Holder in writing, within a reasonable time following any action which requires or might require an adjustment or readjustment to the Exercise Shares pursuant to Section 3.1 or Section 3.2, describing the event in reasonable detail and specifying the effective date and the required adjustment and computation thereof.

3.4 Exercise Price Reset. On the twelve (12) month anniversary of the Issue Date, the Exercise Price shall automatically adjust to 125% of the Market Price then in effect; provided, however, that in no event shall the Exercise Price be reduced below the Floor Price.

3.5 Equity Classification. The provisions of this Warrant shall be interpreted and implemented in a manner intended to preserve equity classification of this Warrant under applicable accounting principles to the maximum extent permitted by law and accounting guidance. If any provision of this Warrant would reasonably be expected to result in liability classification, the Company and the Lead Investors shall cooperate in good faith to amend such provision while preserving the economic intent of the parties.

3.6 Incentive Share Adjustment. Upon the issuance of any Incentive Shares to the Holder pursuant to the Transaction Documents, the number of Exercise Shares issuable under this Warrant shall automatically be reduced by one (1) Exercise Share for every two (2) Incentive Shares issued to such Holder. The Company shall provide the Holder with written notice of any such adjustment promptly following the issuance of the applicable Incentive Shares, setting forth in reasonable detail the calculation of the revised number of Exercise Shares. Except for the adjustment expressly provided in this Section and the adjustments contemplated by Sections 3.1 and 3.2, the number of Exercise Shares shall not be adjusted for any issuance of Incentive Shares or other securities of the Company.

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4.REPRESENTATIONS OF HOLDER

4.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring this Warrant and the Exercise Shares solely for its account for investment and not with a view to or for sale or distribution of this Warrant or the Exercise Shares or any part thereof. The Holder also represents that the entire legal and beneficial interests of this Warrant and the Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.

4.2 Securities Not Registered.

(a) The Holder understands that this Warrant and the Exercise Shares have not been registered under the Securities Act. The Holder understands and acknowledges that the basis for an exemption to such registration may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring this Warrant or the Exercise Shares for a fixed or determinable period in the future (other than the term of this Warrant), selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing this Warrant and the Exercise Shares. The Holder has no such present intention.

(b) The Holder understands and acknowledges that this Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(c) The Holder is aware that neither this Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met, including, among other things, the existence of a public market for such securities, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of such securities being sold during any three month period not exceeding specified limitations. The Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

4.3 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.4 Disposition of Warrant and Exercise Shares.

(a) Subject to the additional requirements in Section 7, the Holder further agrees not to make any disposition of all or any part of this Warrant or Exercise Shares in any event unless and until:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such effective registration statement; or

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(ii) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of this Warrant or such Exercise Shares under the Securities Act or any applicable state securities laws.

(iii) The Holder understands and agrees that all certificates, if any, evidencing the Exercise Shares to be issued to the Holder shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

4.5 Accredited Investor Status. The Holder is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

4.6 Beneficial Ownership Limitation. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to the exercise set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below) (the “Maximum Percentage”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) exercise of the remaining, unconverted principal amount of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other notes) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4.6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4.6 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant may be exercised (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Exercise that such Notice of Exercise has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4.6, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4.6, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4.6 shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4.6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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5. REPRESENTATION OF COMPANY. The Company represents and warrants that all securities that may be issued upon the exercise of this Warrant shall upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except as stated under applicable federal and state securities laws. Nothing contained herein shall require the Company to protect the Exercise Shares or the Holder from dilution resulting from any issuance of securities by the Company following the Issue Date, except for the adjustments expressly provided for in this Warrant.

6. LEAK-OUT RESTRICTION. The Holder acknowledges and agrees that all Exercise Shares issued pursuant to this Warrant shall be subject to the Leak-Out Agreement to the extent required under the Transaction Documents.

7. NO SHAREHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

8. TRANSFER OF WARRANT.Certificates evidencing the shares of Common Stock shall not contain any legend (including the legend set forth in Section 4.4(a)(iii) hereof): (i) while a resale registration statement covering the resale of such security is effective under the Securities Act, (ii) if such shares of Common Stock are eligible to be sold, assigned, or transferred pursuant to Rule 144, when available, which, for the avoidance of doubt, shall be available only in the event that a resale registration statement covering the resale of shares of Common Stock is not available) (provided that the Holder provides the Company with reasonable assurances that the shares of Common Stock are eligible for sale, assignment or transfer under Rule 144 which shall not include an opinion of the Holder’s counsel), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). For the avoidance of doubt the Company shall pay all costs associated with such opinions and counsel to the Company shall provide all opinions with respect to any resales pursuant to Rule 144 or otherwise at the sole cost of the Company, and the Company shall provide confirmation to the transfer agent that all such opinions are acceptable. If all or any portion of the Note is converted or Warrant is exercised at a time when there is an effective resale registration statement to cover the resale of the shares of Common Stock, or if such shares of Common Stock may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information requirements of Rule 144(c) and without volume or manner of sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including Sections 4(a)(1) or 4(a)(7), judicial interpretations and pronouncements issued by the staff of the SEC including what is known as Section 4(a)(1 1/2)) then such shares of Common Stock shall be issued free of all legends. The Company agrees that after the requisite holding period to comply with Rule 144 and upon effectiveness of a resale registration statement, any legend on shares of Common Stock will be removed under Rule 144 of the Securities Act, assuming the Holder satisfies the requirements of Rule 144. The Company agrees that at such time as such legend is no longer required, it will, no later than two Trading Days following the delivery by the Holder to the Company or the transfer agent of a certificate (or stock power if issued in book entry form) representing shares of Common Stock issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends (or provide evidence of issuance in book entry form). Certificates for shares of Common Stock subject to legend removal shall be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder. Certificates for the shares of Common Stock subject to legend removal hereunder shall be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

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9. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10. Nasdaq Uplist EXERCISE Restrictions.

10.1 Floor Price. Notwithstanding any other provision of this Warrant, in no event shall the Exercise Price be reduced below the Floor Price. Any adjustment to the Exercise Price that would otherwise reduce the Exercise Price below the Floor Price shall instead reduce the Exercise Price to the Floor Price. Under no circumstances shall the Exercise Price be adjusted (subject to adjustment for any forward or reverse stock splits, stock dividends, combinations, recapitalizations and similar events) below (i) the Minimum Price as of the execution date of this Warrant, unless an alternative exception applies, and (ii) the minimum bid price per share required for the Common Stock to achieve initial listing on the Nasdaq Capital Market as set forth in Nasdaq Rule 5505(a)(1)(A), and to maintain such listing on the Nasdaq Capital Market as set forth in Nasdaq Rule 5550(a)(2).

10.2 Exchange Cap. The Company intends to comply with the shareholder approval requirements of Nasdaq Listing Rule 5635(d) (and, to the extent applicable, Nasdaq Listing Rule 5635(b)), and, as such, the Company shall not issue any Warrant Shares that would exceed 19.99% of the total number of shares of Common Stock outstanding immediately prior to the execution of this Warrant (as adjusted for any forward or reverse stock splits, stock dividends, combinations, recapitalizations and similar events) and, to the extent applicable in the case of Nasdaq Listing Rule 5635(b)), no holder may exercise any Warrant to the extent that such exercise would also result in such holder (individually or as part of a group) holding the largest voting interest in the Company (the “Exchange Cap”), unless and until the Company has obtained Nasdaq Shareholder Approval.

10.3 Allocation of Cap.Until the Nasdaq Shareholder Approval is obtained, the Warrant Shares shall be issued to the Holders pro rata up to the Exchange Cap limit. If any exercise of the Warrants would result in an issuance exceeding the Exchange Cap, the portion of the transaction exceeding such cap shall be held in abeyance and deferred, until official Nasdaq Shareholder Approval is secured.

10.4 Nasdaq Shareholder Approval. If shareholder approval is required pursuant to Nasdaq Listing Rule 5635 or any other applicable Nasdaq rule in connection with the issuance, exercise, exchange or exercise of any securities contemplated by this Warrant, the Company shall use commercially reasonable efforts to obtain such shareholder approval as promptly as practicable and as described in the Purchase Agreement.

11. AMENDMENT.Any term of this Warrant may be amended, modified or waived only with the written consent of the Company and the Lead Investors; provided that any amendment that disproportionately and adversely affects the Holder relative to other holders shall also require the consent of such Holder.

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12. NOTICES, ETC.All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company or the Holder, as applicable, at the addresses listed below, or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

If to the Company:

ONAR Holding Corporation

990 Biscayne Blvd, 5th Floor

Miami, FL 33132

E-mail: c@onar.com

With a copy to:

Baker & Hostetler LLP

1900 Avenue of the Starts, Suite 2700

Los Angeles, CA 90067

Attention: JR Lanis

E-mail: JRLanis@bakerlaw.com

If to the Holder: [●] [●] [●] Attention: [●] With a copy to: Seward & Kissel LLP. One Battery Park Plaza New York, New York 10004 Attention: Keith J. Billotti Email: billotti@sewkis.com.com

13. ACCEPTANCE.Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

14. GOVERNING LAW; VENUE AND WAIVER OF JURY TRIAL.This Warrant and all rights, obligations and liabilities hereunder shall be governed by and construed under the laws of the State of Nevada as applied to agreements among Nevada residents, made and to be performed entirely within the State of Nevada without giving effect to conflicts of laws principles.

15. JURY TRIAL.WAIVER TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND HOLDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT, THE LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY RELATING TO THE SUBJECT MATTER OF THIS WARRANT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS WARRANT. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES’ AGREEMENT TO THIS WARRANT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized representative as of the date first set forth above.

ONAR HOLDING CORPORATION

By:
Name:	Claude Zdanow
Title:	Chief Executive Officer

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FORM OF NOTICE OF EXERCISE

__________, 20__

To: ONAR Holding Corporation

Reference is made to the Warrant dated September 28, 2026. Terms defined therein are used herein as therein defined.

The undersigned, pursuant to the provisions set forth in the Warrant, hereby irrevocably elects and agrees to purchase [__] shares of Common Stock of the Company, and makes payment herewith in full there for at the Exercise Price determined pursuant to the Warrant in the following form:

___________________.

[If the number of shares as to which the Warrant is being exercised is less than all of the shares purchasable thereunder, the undersigned hereby requests that a new Warrant representing the remaining balance of the shares be registered in the name of [__], whose address is: [__]

The undersigned hereby represents that it is exercising the Warrant for its own account or the account of an Affiliate for investment purposes and not with the view to any sale or distribution and that the Warrant Holder will not offer, sell or otherwise dispose of the Warrant or any underlying Exercise Shares in violation of applicable securities laws.

[NAME OF WARRANT HOLDER]

By:

Title:

[ADDRESS OF WARRANT HOLDER]

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